News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release…
October 6, 2015

UNIT CORPORATION REPORTS COMPANY UPDATE

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it is increasing its 2015 year over year production growth guidance for its oil and natural gas segment to 6-8% from its previous guidance of 2-4%. Unit’s 2015 capital expenditures are expected to be approximately $30 million less than originally budgeted with the reduction primarily attributable to its oil and natural gas segment.

In its second quarter 2015 earnings release, Unit stated that it had been notified of a customer’s intent to early terminate two of its BOSS drilling rig contracts. Unit is in discussions with the customer and it appears likely that they will keep one of the BOSS drilling rigs through its remaining term. Unit has recently contracted the other BOSS drilling rig to a third party operator.

Unit’s lenders recently completed their regularly scheduled semi-annual borrowing base redetermination under its credit agreement. Unit’s borrowing base was determined to be $550 million, which remains above its elected commitment level of $500 million. No other terms under the credit agreement changed as a result of the redetermination and the company is fully in compliance with the financial covenants in the credit agreement. Unit has elected to maintain its elected commitment amount at $500 million, which it believes meets the company’s financing needs during this current commodity cycle. At September 30, 2015, Unit had $261.7 million outstanding under its credit agreement, which is a reduction of $18.8 million from the amount outstanding at June 30, 2015. Unit anticipates its 2016 capital expenditure budget to be within anticipated cash flow.

Larry Pinkston, Unit’s Chief Executive Officer and President, said: “Due to strong well results primarily in our SOHOT, Wilcox and our Granite Wash plays, we are increasing our production guidance for 2015. We are also reducing our anticipated capital expenditures in this segment for 2015 because of the efficiencies we have captured. We believe how quickly the BOSS drilling rigs are returning to work in this challenging commodity cycle is a testament to their quality and performance. Finally, we believe the new borrowing base provides us with ample liquidity, and we are confident that we will remain in compliance with all financial covenants of our long-term debt agreements during the course of this cycle.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling, and gas gathering and processing. Unit’s Common Stock is on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

FORWARD-LOOKING STATEMENT
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the company expects or anticipates will or may occur in the future are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the company’s wells, projected growth of the company’s oil and natural gas production, oil and gas reserve information, and its ability to meet its obligations under its long term debt agreements, anticipated oil and natural gas prices, the number of wells to be drilled by the company’s oil and natural gas segment, development, operational, implementation, and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports. The company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.